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                                                                   Exhibit 10.19


                    SEVERANCE AGREEMENT AND GENERAL RELEASE

         This Severance Agreement and General Release ("Agreement") dated June 5, 2000 is a contract between Citrix Systems, Inc. ("Citrix") and Douglas Wheeler ("Wheeler"), whose employment with Citrix will end as the result of his voluntary resignation. This Agreement sets out the terms under which Wheeler's employment with Citrix will end. The following are the terms of the Agreement:

         1. SEPARATION DATE: Wheeler's employment with Citrix shall end effective October 1, 2000 (the "Separation Date"). Wheeler recognizes that this Agreement and its provisions will not become effective until he executes the Agreement and delivers a signed letter of resignation ("Resignation") to Citrix or its duly authorized representative dated as of the date hereof. Wheeler further agrees that the payments contemplated and outlined by this Agreement shall not be due to him until after the fully executed Agreement and Resignation is delivered to Citrix or its duly authorized representative. Wheeler further agrees that from and after the date hereof, Wheeler shall no longer be an officer of Citrix and shall not hold himself out to others as an officer of Citrix, including to Citrix employees, stockholders, suppliers or customers at any time for any reason.

         2. INTERIM PERIOD: Subject to the conditions set forth in Paragraph 3 below, the parties agree that from the date hereof and ending on the Separation Date, Wheeler shall receive the following compensation and benefits:

            (a) Wheeler shall continue to receive his base semi-monthly salary in effect on the date Wheeler executes this Agreement, payable in accordance with Citrix's regular payroll practices, as may be modified from time to time.

            (b) Wheeler shall be eligible to participate in qualified
                retirement, group medical, accident, disability, life and health benefit plans and any other benefits of Citrix as may be provided and modified by Citrix from time to time, to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of Citrix of similar rank and tenure. However, Wheeler will not continue to accrue vacation benefits after the date hereof.

            (c) After the Separation Date, Citrix shall have no further obligation to make any payments or provide any benefits to Wheeler except as required by law or as otherwise provided for in this Agreement.

            (d) Pursuant to Citrix's stock option plans (the "Plans") and any written stock option agreements between Wheeler and Citrix (the
                "Option Agreements"), vesting of any options granted to Wheeler by the Separation Date will cease on Separation Date. Wheeler agrees and understands that he is bound by terms of the Option
                Agreements regarding the time period after the Separation Date within which Wheeler must exercise any vested portion of any stock option that
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               was exercisable on the Separation Date.  All stock options will continue to be governed by the applicable Plans and the Option Agreements.

         (e) Wheeler's eligibility for participation in Citrix's health plans will terminate on the Separation Date, and such date shall constitute the "qualifying event" under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). Wheeler understands that he will receive additional COBRA information under separate cover.

         (f) Wheeler will not be eligible for any salary, bonus, other compensation or benefits other than those set forth in Paragraphs 2(a) through 2(e) above, and all payments set forth in such Paragraphs shall be subject to all applicable federal, state and/or local withholding taxes.


     3. CONDITIONS: Nothwithstanding anything in this Agreement to the contrary, Wheeler's employment with Citrix shall end immediately (the
"Early Termination Date") if and when Wheeler provides "full time services" to or on behalf of any entity or individual other than Citrix. The parties agree that upon such early termination, Citrix will pay Wheeler an amount representing a one lump-sum payment representing that number of months compensation remaining from the Early Termination Date to the Separation
Date and that Citrix shall have no further obligation to make any payments or provide any benefits to Wheeler except as required by law or as otherwise provided for in this Agreement. As used herein, "full time services" shall mean services provided by Wheeler as an employee of that entity or individual as opposed to services provided by Wheeler as a consultant or independent contractor.

     4. SEVERANCE FROM EMPLOYMENT: Upon the end of Wheeler's employment on the Separation Date or the Early Termination Date, as applicable, Citrix shall pay to Wheeler, as additional gross wages in lieu of notice, the equivalent of eight months' base salary, $170,000.00, less any required payroll deductions.

     5. RELOCATION EXPENSES: Citrix hereby agrees, for valuable consideration receipt of which is hereby acknowledged, that it will not institute any proceedings, exercise any rights pursuant to any other agreement or at law, or otherwise take any action to recover the amounts paid by Citrix for relocation expenses on behalf of Wheeler.

     6. VALID CONSIDERATION: Wheeler agrees that the payments and benefits described in this Agreement, including the payments set forth in Paragraphs 3 and 4 above, are in exchange for Wheeler signing this Agreement. Wheeler further understands and agrees that he is not otherwise entitled to the payments and benefits described in this Agreement, including the payments set forth in Paragraphs 3 and 4 above.



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         7. RETURN OF PROPERTY: Immediately upon execution of this Agreement,
Wheeler will return to Citrix all confidential, proprietary and/or trade secret materials, including, without limitation, written or recorded information received under confidential conditions as well as other information the use or disclosure of which might reasonably be construed to be contrary to the interests of Citrix. In connection with, and in addition to, such confidential information, Wheeler will also return all keys and other physical and personal property that he received in connection with his employment with Citrix.

         8. CONFIDENTIALITY: Wheeler acknowledges that he is bound by the terms of the Confidentiality Agreement he executed at the commencement of his employment with Citrix, and that the terms and conditions of the confidentiality agreement are incorporated into this Agreement. Further, Wheeler understands and agrees that in the course of his employment with Citrix, he has had access to, been entrusted with, and otherwise acquired knowledge of confidential, proprietary and/or trade secret information of Citrix, its clients and/or its business partners. Wheeler further understands and agrees that such information was disclosed to him in confidence and for use only as an employee of Citrix. Wheeler agrees to keep such information confidential at all times, that he will not disclose or communicate such information to any third party, and that he will not make use of such information on his own behalf, or on behalf of any third party. Further, the parties agree that, unless required by law or by a court of competent jurisdiction, this document shall remain confidential and will not be used for any purpose other than enforcing its specific terms in an action between the parties hereto. Wheeler's failure to adhere to the confidentiality provisions of this Agreement will entitled Citrix to liquidated damages in the amount of $1,000 per incident.

         9. ENTIRE AGREEMENT: Both Citrix and Wheeler agree that this Agreement, along with the aforementioned Confidentiality Agreement, sets forth all of the covenants, promises, agreements, conditions and understandings between Wheeler and Citrix and supersedes any and all prior covenants, promises, agreements, conditions and understandings between Wheeler and Citrix. This Agreement may be modified only in writing and signed by the all parties to this Agreement.

         10. GOVERNING LAW: This Agreement shall be interpreted in accordance with the laws of the State of Florida.

         11. RELEASE. In exchange for the monies described above, and subject to the conditions outlined in this Agreement, Wheeler (on his own behalf and on behalf of his heirs, personal representatives, and any other person who may be entitled to make a claim through him or on his behalf) forever releases and discharges Citrix, including its successor, assigns, agents, parents, or subsidiaries, from any and all claims, charges, actions and causes of action of any kind or nature that he once had or may now have, whether arising out of his employment or termination of employment with Citrix, or otherwise, and whether such claims are now known or unknown to him. Further, Wheeler agrees not to bring any charges, claims, or actions, against Citrix in the

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future arising from events occurring prior to the date on which he executed this
Agreement. Wheeler realizes that there are many laws and regulations relating to employment relationships. Without limiting the comprehensive nature of this Release, Wheeler intends to release Citrix from any and all other claims he may have under those laws arising from events occurring prior to the date on which he executes this Agreement.

         12. KNOWING AND VOLUNTARY: Wheeler agrees that he has signed this Agreement knowingly, voluntarily, and after such other consultation as he deems appropriate. Wheeler agrees that, in executing this Agreement, he has not relied on any representation or statement not set forth in it.

         13. BINDING EFFECT: Wheeler understands that this Agreement is a binding contract.

         14. SEVERABILITY: The parties agree that to the extent that any provision or portion of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable in any respect, the validity or enforceability of the remaining provisions or portions of this Agreement will not be affected by such determination.


Signed:


CITRIX SYSTEMS, INC.


By: /s/ Mark B. Templeton                                     6/15/00
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                                                       Date

/s/ Douglas Wheeler                                           6/18/00
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    Douglas Wheeler                                    Date

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